Exhibit 10.17

AMENDMENT NO 1 To

EMPLOYMENT AGREEMENT

Company and Executive agree as follows:

1.	Definitions.

(a)	Except as otherwise defined herein, the initially capitalized and fully capitalized terms shall have the meanings ascribed to them in the Agreement.

(b)	“Agreement” means the Executive Employment Agreement made and entered into by and between Company and Executive on March 23, 2016, a copy of which is attached hereto.

(c)	“Amendment” means this amendment to the Agreement.

(d)	“Amendment Date” means February 15, 2017.

(e)	“Company” means Akari Therapeutics PLC (registration number: 05252842) a company organized under the law of England and Wales.

(f)	“Executive” means Robert M. Shaw, residing at 24 Meadow Lane, West Long Branch, New Jersey, 07764 USA.

2.	Amendments to the Agreement.

(a)	Section 1 of the Agreement, entitled “Role and Duties”:

(1)	the first sentence is amended to read in its entirety as follows: “Subject to the terms and conditions of this Agreement, as amended, Company shall continue to employ Executive as its General Counsel reporting in that position to the Company’s Chief Executive Officer (“CEO”), and Executive shall continue to serve as Company Secretary pursuant to the Company’s Articles of Association and, in that position, under the direction of the Chairman of the Company’s Board of Directors, it being understood that the two positions constitute one employment and that no further compensation is payable with respect to Executive’s appointment as Company Secretary.”; and

(2)	in the second sentence “position” is changed to “positions”.

(3)	The following sentence is added at the end of the paragraph: “Executive shall resign from his positon as Company Secretary effective immediately upon the termination of Executive’s employment with Company for any reason.”

(b)	Section 3 of the Agreement, entitled “Compensation”:

(1)	the following paragraph “(h)” is added thereto:

“(h) Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to thirty percent (30%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates, provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount. The amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Executive no later than January 31st of the calendar year immediately following the calendar year in which it was earned. Except as otherwise provided for in this Agreement, Executive must be employed by Company on the date on which the Annual Performance Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.”

(c)	Section 4 of the Agreement, entitled “Payments Upon Termination”:

(1)	in paragraph (c) thereof, entitled “Termination by Company Without Cause, by Executive for Good Reason or Upon Expiration of the Term”:

(A)	The first sentence of such paragraph up to subsection (A) is amended to read in its entirety as follows: “In the event that on or after the Amendment Date, (i) Executive’s employment is terminated by action of the Company other than for Cause; (ii) Executive terminates Executive’s employment for Good Reason; or (iii) due to non-renewal of any Term, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):”; and

(B)	in subsection (A) of such paragraph (c) entitled “Severance Payments”, the first sentence thereof is amended to read in its entirety as follows: “An amount equal to seventy-five percent (75%) of the sum of (x) Executive’s annual Base Salary at the rate in effect as of the termination date, and (y) the greater of actual or target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates, in each case less all customary and required taxes and employment-related deductions.”; and the following words in the second sentence: “The severance payment provided for in this Section 4(c)(A) shall be paid over a 12 -month period” are amended to read as follows: “The severance payment provided for in this Section 4(c)(A) shall be paid over a 9-month period”.

(C)	in subsection (B) of such paragraph (c) entitled “Benefit Payments”, the words “for a period of twelve (12) months” shall be deleted and replaced with “for a period of nine (9) months”

(2)	in paragraph (d) thereof, entitled “Termination by Company Without Cause, or by Executive for Good Reason Following a Change of Control”:

(A)	the following words in the first sentence of such paragraph which are: “In the event that after the first anniversary of the Employment Date a Change of Control occurs and“ are amended to read as follows: “In the event that on or after the Amendment Date a Change of Control occurs and”;

(B)	in subsection (A) of such paragraph entitled “Severance Payments”, the first sentence thereof is amended to read in its entirety as follows: “An amount equal to one and a half times the sum of (x) Executive’s annual Base Salary at the rate in effect as of the termination date, and (y) the target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates, in each case less all customary and required taxes and employment-related deductions.”

(3)	paragraph (f) thereof, entitled “Bonus Payments”, is deleted in view of the amendments contained herein.

3.	Additional Terms.

(a)	This Amendment is effective as of the Amendment Date.

(b)	Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect according to its terms.

(c)	Executive and the Company acknowledge that any and all communications or negotiations between Executive and the Company leading up to and including the execution of this Amendment do not constitute grounds for a Good Reason termination by Executive or a for Cause termination by Company under the Agreement.

(d)	This Amendment may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes, a signature sent by email as a pdf shall be treated as an original.

IN WITNESS WHEREOF, Executive and Company have executed this Amendment as of the Amendment Date.

Executive	Company
Akari Therapeutics PLC

/s/ Robert Shaw________	By: /s/ Gur Roshwalb___________
Robert M. Shaw	Name: Gur Roshwalb, M.D., MBA
Title: CEO

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